PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated August 21, 2014)	Registration No. 333-197380

Offer to Exchange Registered 5.5% Senior Notes due 2021

For All of Outstanding

Unregistered 5.5% Senior Notes due 2021

This prospectus supplement (the “Prospectus Supplement”) supplements our prospectus dated August 21, 2014 (the “Prospectus”), which Prospectus is incorporated by reference herein, relating to our offer to exchange our outstanding 5.5% Senior Notes due 2021, in the aggregate principal amount of $1,100,000,000, consisting of (i) $700,000,000 aggregate principal amount of 5.5% Senior Notes due 2021 issued on December 6, 2013 (the “initial notes”), and (ii) $400,000,000 aggregate principal amount of 5.5% Senior Notes due 2021 issued on May 12, 2014 (the “additional notes,” and together with the initial notes, the “outstanding notes”) for up to $1,100,000,000 of our new 5.5% Senior Notes due 2021 (the “exchange notes”), which will be registered under the Securities Act of 1933, as amended (the “Securities Act”).  You should read this Prospectus Supplement carefully with the Prospectus.

The disclosure under the heading “Summary—The Exchange Offer—Guaranteed Delivery Procedures” on page 8 of the Prospectus shall be deleted in its entirety and replaced with the following:

“The Company has not provided for Guaranteed Delivery of the Notes in connection with the Exchange Offer.”

In addition, the disclosure under the heading “The Exchange Offer—Guaranteed Delivery Procedures” beginning on page 51 of the Prospectus shall be deleted in its entirety and replaced with the following:

“The Company has not provided any procedure for Guaranteed Delivery of the Notes in connection with the Exchange Offer.”

Other than the statements that there is no procedure for Guaranteed Delivery of the Notes, all other references to Guaranteed Delivery in the Prospectus and the Letter of Transmittal shall be deleted in their entirety.

Except as specifically amended or supplemented herein, all other terms and provisions of the Exchange Offer shall remain in full force and effect.

This Prospectus Supplement should be read together with the Prospectus, dated August 21, 2014, and the information incorporated by reference therein.  As you review the Prospectus and this Prospectus Supplement, you should carefully consider the matters described in “Risk Factors” beginning on page 16 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities, or determined if this Prospectus Supplement or the Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 22, 2014.